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                                                                   EXHIBIT 23(b)


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in (1) the Registration Statement (Form S-8 No. 333-37299) pertaining to the Renal Care Group, Inc. Third Amended and Restated 1996 Stock Incentive Plan; and in (2) the Registration Statement (Form S-8 No. 333-74565) pertaining to the Renal Care Group, Inc. Fourth Amended and Restated 1996 Stock Incentive Plan and the Dialysis Centers of America, Inc. Equity Compensation Plan of our reports dated March 2, 1999, with respect to the supplemental consolidated financial statements and schedule of Renal Care Group, Inc. as of and for the periods ended December 31, 1998 included in its Current Report on Form 8-K.


                                                       ERNST & YOUNG LLP

Nashville, Tennessee
April 16, 1999